Exhibit 16.1
November 4, 2013

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington DC, 20549

Ladies and Gentlemen:

We have read the statements of Biosolar, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated November 4, 2013, and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP